       Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

OMAHA, NE – July 10, 2008 – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announced today its financial results for the second quarter of fiscal year 2008.  The Company reported after tax net income of $4.6 million, or $0.61 per share, for the three months ending May 31, 2008.  This compares to net income of $9.9 million or $1.37 per share, for the three months ending February 29, 2008.

The Company reported net income of $14.6 million, or $1.96 per share, for the six months ending May 31, 2008 compared to a loss of $2.9 million, or a loss of $0.48 per share, in the comparable period last year.

Green Plains’ total revenues increased from $37.8 million in the first quarter of 2008 to $77.6 million in the second quarter.  The increase is primarily the result of the acquisition of Great Lakes Cooperative in early April.

“During the second quarter, Green Plains added depth to its ethanol value chain portfolio,” said Wayne Hoovestol, Chief Executive Officer.  “In April, we closed our merger with Great Lakes Cooperative, adding several new agricultural service businesses to our operations. These businesses now operate as Green Plains Grain Company. Largely due to this addition, we more than doubled the revenues reported in the first quarter.  Because of the timing of the merger, second quarter revenues only include two months of revenues from Green Plains Grain Company.”.

Recent Business Highlights

Green Plains’ significant recent accomplishments include:

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In the second quarter, Green Plains’ ethanol plant in Shenandoah, IA produced 13.6 million gallons of ethanol, operating at approximately 108% of name-plate capacity.

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On April 3, 2008, the merger with Great Lakes Cooperative closed. Green Plains’ wholly-owned subsidiary, Green Plains Grain Company LLC, operates the grain storage and merchandising, agronomy, feed and petroleum businesses acquired in the merger. With the addition of these businesses, Green Plains’ Agribusiness segment increased total grain storage capacity to approximately 19 million bushels.

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On April 9, 2008, Green Plains received preliminary approval from the Iowa Power Fund for a $2.3 million grant to fund research and development of algae-based biofuel feedstock production at the Shenandoah plant.

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On May 7, 2008, Green Plains entered into definitive merger agreements with VBV LLC and its subsidiaries. The transaction is anticipated to close in 2008, subject to various shareholder and equity holder approvals, and customary lender and regulatory consents.

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The Superior ethanol plant began start-up operations, which includes grinding corn and initiation of fermentation, on July 7, 2008. The initial batch of ethanol is expected to be produced by July 15, 2008.  The plant is expected to have an operating capacity of 55 million gallons of ethanol per year, effectively doubling the expected production of Green Plains’ Ethanol segment to 110 million gallons per year.

Second Quarter 2008 Financial Results

The financial data set forth herein is derived from the consolidated financial statements contained in the second quarter Form 10-Q filed with the Securities and Exchange Commission. The following chart shows comparative figures for the second and first quarters of fiscal year 2008 (in thousands, except per share and average price/cost amounts):

	Three Months Ended
	May 31, 2008		February 29, 2008
Statement of Operations Data:
Revenues:
Ethanol	$30,317		$27,988
Grain	24,663		4,444
Agronomy, feed and petroleum	16,225		-
Distillers grains	5,513		5,324
Other (including storage)	833		88
Total revenues	77,551		37,844
Cost of goods sold	62,086		22,100
Gross profit	15,465		15,744
Operating expenses	6,420		2,925
Operating income	9,045		12,819
Other income (expense)	(1,215)		(819)
Income before income taxes (loss)	7,830		12,000
Income tax provision	3,204		2,067
Net income	$4,626	$	_9,933

Basic earnings per share	$0.61		$1.37
Diluted earnings per share	$0.61		$1.37

Operating and Other Data:
Ethanol sold (gallons)	13,610		13,835
Average net price of ethanol sold ($ per gallon)	$2.24		$2.02
Average corn cost ($ per bushel)	$3.91		$2.49
Average net price for distillers grains ($ per equivalent dried ton)	$129		$122

Segment Data:
Revenues:
Ethanol	$35,830		$33,312
Agribusiness	41,721		4,532
	$77,551		$37,844
Gross profit:
Ethanol	$10,741		$15,488
Agribusiness	4,724		256
	$15,465		$15,744
Operating income:
Ethanol	$6,713		$12,563
Agribusiness	2,332		256
	$9,045		$12,819

Second quarter revenues from the Ethanol segment increased 7.5% to $35.8 million over the first quarter of 2008. Revenues from the sale of ethanol increased $2.3 million due to higher ethanol prices.  Ethanol sold at an average of price of $2.24 per gallon during the second quarter of 2008, which represented a $0.22 per gallon, or 11%, increase over the average price per gallon realized during the first quarter.  Second quarter revenues from distillers grains of $5.5 million increased as a result of stronger net prices realized.

Revenues from the Agribusiness segment increased from $4.5 million in the first quarter of 2008 to $41.7 million in the second quarter.  This increase in total revenues is primarily due to the addition of Green Plains Grain Company early in April, which provided revenues of $23.3 million from grain merchandising and storage and $16.2 million from agronomy, feed and petroleum businesses during the second quarter.

“Our business is diversifying,” said Jerry L. Peters, Chief Financial Officer.  “Through Green Plains Grain Company, the Agribusiness segment introduced several new sources of revenue in the second quarter.  This demonstrates that the Company is no longer singularly focused on ethanol production, but rather on several steps in the ethanol value chain.”

“Overall, the Agribusiness segment represented 54% of total revenues for the second quarter, while the Ethanol segment represented 46% of total revenues,” said Peters. “We expect Ethanol segment revenues to increase relative to Agribusiness revenues once the Superior ethanol plant is fully operational.”

Costs of good sold for the Ethanol segment were approximately $25.1 million for the second quarter of fiscal 2008, of which approximately 72.3% was corn consumed in ethanol production.  Green Plains’ average net corn cost during the second quarter of fiscal 2008 was $3.91 per bushel, which reflects realized and unrealized gains on derivative contracts of $0.50 and $0.43 per bushel, respectively. Excluding gains on derivative contracts, the average cost of corn during the second quarter of fiscal 2008 was $4.84 per bushel.  Green Plains’ average net corn cost during the first six months of fiscal 2008 was $3.20 per bushel, which reflects realized and unrealized gains on derivative contracts of $0.79 and $0.42 per bushel, respectively. Excluding gains on derivative contracts, the average cost of corn during the first six months of fiscal 2008 was $4.41 per bushel.

“Green Plains utilizes commodity derivatives to manage commodity price risks,” continued Peters.  “First quarter net income was higher due to significant net gains from commodity derivatives, which reduced the cost of goods sold during that period. Although the net gains were less in the second quarter, the effective use of these risk management tools helps to manage the impact of high corn prices.”

As of May 31, 2008, approximately 85% Green Plains’ estimated 36.4 million bushels of corn usage for the next 12 months was subject to fixed-price contracts, at a weighted average price of approximately $4.94 per bushel.  This includes inventory on hand and fixed-price future-delivery contracts for approximately 25.2 million bushels.

Second quarter operating expenses increased over the first quarter due primarily to the addition of Green Plains Grain Company and the additional salaries and benefits related to staff hired for the operation of the Superior ethanol plant.  Staffing and training constituted a significant expense in the months immediately prior to the start-up of the Superior plant.

At the close of the quarter ending May 31, 2008, Green Plains had total assets of $300.3 million and total liabilities of $185.6 million. The Company had $7.3 million in cash and equivalents.  An additional $8.9 million was available under committed loan agreements.

 “Green Plains reports significant progress in implementation of the vertical integration strategy,” concluded Hoovestol.   “The Company is growing into a diverse enterprise with an aggressive strategy for future growth.”

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, NE, has the strategy of becoming a vertically-integrated, low-cost ethanol producer.  Green Plains’ Ethanol segment operates two plants in Iowa with a combined operating capacity of 110 million gallons of ethanol per year.  Green Plains’ Agribusiness segment operates grain storage facilities with a capacity of approximately 19 million bushels. Additionally, the Agribusiness segment has complementary agronomy, feed and petroleum businesses.

Additional Information

In connection with the proposed transaction between Green Plains and VBV, Green Plains has filed a registration statement on Form S-4 with the SEC.  Such registration statement includes a preliminary proxy statement and preliminary prospectus of Green Plains.  The material contained herein is not a substitute for the preliminary proxy statement/prospectus and any other documents Green Plains intends to file with the SEC.    SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING GREEN PLAINS, VBV AND THE PROPOSED MERGER. The preliminary proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.   Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request as follows: Green Plains Renewable Energy, Inc., Attn: Scott B. Poor, Corporate Counsel/Director of Investor Relations, 105 N. 31st Avenue, Suite 103, Omaha, NE 68131 or telephone (402) 884-8700.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contacts:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com

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